Calculation of Filing Fee Tables
S-8
PennyMac Financial Services, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	457(a)	979,686	$ 82.07	$ 80,402,830.02	0.0001381	$ 11,103.63
Total Offering Amounts:						$ 80,402,830.02		$ 11,103.63
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,103.63
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of common stock, $0.0001 par value per share (the "common stock"), of PennyMac Financial Services, Inc. (the "Registrant"), which become issuable under the Registrant's 2022 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant's common stock. The price of $82.07 per share, which is the average of the high and low sales prices of the common stock of the Registrant as quoted on the New York Stock Exchange on June 3, 2026, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources